Exhibit 99.1

    AMCOL INTERNATIONAL (NYSE: ACO) ANNOUNCES QUARTERLY DIVIDEND AND REPORTS
                             RETIREMENT OF DIRECTOR

    ARLINGTON HEIGHTS, Ill., Feb. 13 /PRNewswire-FirstCall/ -- AMCOL International Corporation (NYSE: ACO) today announced that its directors have declared a regular quarterly dividend of 14 cents per share, payable on March 9, 2007 to shareholders of record on February 23, 2007.

    AMCOL also announced the retirement of director Robert E. Driscoll, III. Mr. Driscoll was a Class II member of the Board and served as an AMCOL Director since 1985. AMCOL also announced today that following Mr. Driscoll's retirement, the Board reduced the size of AMCOL's Board of Directors from ten directors to nine directors, with the resulting nine-member Board being
equally divided into three classes.   In order to balance the number of
directors in each class, the Board appointed Lawrence E. Washow, currently a Class I Director and AMCOL's Chief Executive Officer, a Class II Director. Consequently, Mr. Washow's term as a director will expire at the 2009 Annual Meeting of Shareholders, rather than the 2008 Annual Meeting of Shareholders.

    AMCOL International, headquartered in Arlington Heights, Ill., produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Co.), Volclay International, Nanocor and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is http://www.amcol.com .

SOURCE  AMCOL International Corporation
    -0-                             02/13/2007
    /CONTACT: Gary L. Castagna, Senior Vice President & CFO of AMCOL International, +1-847-394-8730/
    /Web site:  http://www.amcol.com /
    (ACO)